UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2026

Balchem Corporation
(Exact name of registrant as specified in its charter)

Maryland	1-13648	13-2578432
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Paragon Drive, Montvale, NJ 07645
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (845) 326-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.06-2/3 per share.	BCPC	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 24, 2026, Balchem Corporation, a Maryland corporation (“Balchem”), together with its foreign subsidiary Balchem B.V. (the “Foreign Borrower”), and certain domestic subsidiaries acting as guarantors (the “Domestic Guarantors”), entered into Amendment No. 1 (the “Credit Agreement Amendment”) to that certain Amended and Restated Credit Agreement, dated as of July 27, 2022 (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. and JPMorgan SE, as administrative agents (together, the “Agents”), and the lenders or other financial institutions or entities party thereto.

The Credit Agreement Amendment, among other things, (i) increased the aggregate revolving commitment amount from $550 million to $650 million; (ii) extended the maturity date of the credit facility from July 27, 2027 to July 24, 2031; (iii) enabled the Foreign Borrower to borrow funds; (iv) eliminated the 10 basis point adjustment to the applicable SOFR rate; and (v) reduced the applicable margin for loans at Tier 3 and 4 leverage levels by 12.5 basis points in each tier, with corresponding reductions to the base rates. The applicable rate, as amended by the Credit Agreement Amendment, for any fiscal quarter will be the applicable rate per annum set forth in the table below opposite the Consolidated Net Leverage Ratio (such term as defined in the Credit Agreement Amendment) determined as of the last day of the immediately preceding fiscal quarter:

Pricing Grid
Pricing Tier	Consolidated Net Leverage Ratio	Applicable Rate for Term Benchmark Loans / RFR Loans / Letter of Credit Fee	Applicable Rate for Base Rate Loans
1	< 1.00:1.00	1.00%	0%
2	≥ 1.00:1.00 but < 2.00:1.00	1.125%	0.125%
3	≥ 2.00:1.00 but < 3.00:1.00	1.250%	0.250%
4	≥ 3.00:1.00	1.500%	0.500%

Balchem and the Domestic Guarantors also entered into an Omnibus Reaffirmation and Amendment Agreement (the “Reaffirmation Agreement”) that reaffirms and amends the terms of that certain Amended and Restated Security and Pledge Agreement, dated July 27, 2022, among Balchem, the Domestic Guarantors and JPMorgan Chase Bank, N.A.(the “Security Agreement”), and acknowledges that the obligations and liens pursuant thereto remain in effect.

The foregoing summary of the Credit Agreement Amendment and the Reaffirmation Agreement (collectively, the “Loan Documents”) and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such Loan Documents, which are attached hereto as exhibits to this Form 8-K. Reference is made to the Loan Documents for the definitions of certain capitalized terms not defined in the foregoing summary.

The Loan Documents are not intended to provide investors (other than the parties to the Loan Documents) with any factual information about Balchem, the Foreign Borrower, the Domestic Guarantors or any of Balchem’s subsidiaries or affiliates. The representations, warranties and covenants contained in the Loan Documents were made only for purposes of the Loan Documents and as of specific dates, were solely for the benefit of the parties to the Loan Documents, and are subject to limitations agreed upon by the parties to the Loan Documents. Moreover, the representations and warranties contained in the Loan Documents were made for the purpose of allocating contractual risk between the parties to the Loan Documents instead of establishing matters as facts, and may be subject to standards of materiality applicable to the parties to the Loan Documents that differ from those applicable to investors generally. Investors (other than the parties to the Loan Documents) are not third-party beneficiaries under the Loan Documents and should not rely on the representations, warranties and covenants contained therein or any descriptions thereof as characterizations of the actual state of facts or condition of Balchem, the Foreign

Borrower, the Domestic Guarantors or any of Balchem’s subsidiaries or affiliates. Additionally, information concerning the subject matter of the representations and warranties contained in the Loan Documents may change after the date of the Loan Documents, which subsequent information may or may not be fully reflected in Balchem’s public disclosures.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 concerning Balchem’s direct financial obligations under the Credit Agreement, as amended by the Credit Agreement Amendment, is hereby incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Amendment No. 1 to Amended and Restated Credit Agreement, dated as of July 24, 2026, among Balchem, the Foreign Borrower, the Domestic Guarantors, the Agents, and the lenders party thereto
10.2	Omnibus Reaffirmation and Amendment Agreement, dated as of July 24, 2026, among Balchem, the Domestic Guarantors and JPMorgan Chase Bank, N.A.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALCHEM CORPORATION
(Registrant)

	By:	/s/ Travis Larsen
Travis Larsen
Assistant Secretary

Dated: July 27, 2026